[DESCRIPTION]FORM S-8
As filed with the Securities and Exchange Commission on April 19,
1999.


                            UNITED STATES
                    SECURITIES & EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933


                 FLORIDA EAST COAST INDUSTRIES, INC.
        (Exact name of issuer as specified in its charter)


       Florida                              59-2349968
(State or other jurisdiction of(IRS Employer Identification Number) incorporation or organization)

  One Malaga Street, St. Augustine, FL           32085-1048
 (Address of principal executive offices)        (Zip Code)

                      1998 STOCK INCENTIVE PLAN
                      (Full title of the plans)

                         Heidi J. Eddins
                        One Malaga Street
                  St. Augustine, Florida 32085-1048
               (Name and address of agent for service)

                             (904) 826-2260
  (Telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE

                                Proposed   Proposed
                                 maximum   maximum
Title of securities    Amount     offering  aggregate     Amount of
      to                to be    price per   offering  registration
 be registered     registered    share*     price*      fee

Common Stock,   1,600,000**  $29 5/16*** $46,900,000***  $13,038.20
no par value

 (*) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

 (**) Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.

 (***) Estimate based on the average of the high and low share prices reported on the New York Stock Exchange for April 12, 1999.


                           PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in
Part I of this Registration Statement on Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

     The following prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 and, pursuant to General Instruction C to Form S-8, may be used for reofferings and resales of the Company's Common Stock, no par value per share, to be issued to the persons named therein under the Company's 1998 Stock Incentive Plan, as amended.

                    FLORIDA EAST COAST INDUSTRIES, INC.

                     739,730 Shares of Common Stock

                         One Malaga Street
                  St. Augustine, Florida 32085-1048
                          (904) 296-8250

     This Prospectus relates to up to 739,730 shares of Common Stock, no par value per share ("Shares"), of Florida East Coast Industries, Inc. (the "Company") which will be issued to and eventually reoffered or resold by the Selling Security Holders (as defined herein) listed under the caption "Selling Security Holders."

     The Shares covered by this Prospectus may be offered by the Selling Securities Holders from time to time in transactions on the New York Stock Exchange ("NYSE"), at prices and terms then obtainable, through negotiated transactions at negotiated prices, or through underwriters, broker-dealers or otherwise; there is, however, no commitment to sell any of these shares. The amount of shares offered will be determined from time to time by the Selling Security Holders in their sole discretion. The Company will not receive any part of the proceeds of any sales made hereunder. Any brokers' commissions, discounts, or other underwriters' compensation will be paid by the Selling Security Holders.

     The Selling Security Holders, and the broker-dealers through whom sales may be made, may, the Company not so conceding, be deemed to be underwriters under the Securities Act of 1933, and any commissions paid or any discounts or concessions allowed to such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The Company's Shares are traded on the NYSE.  On April 15,
1999, the closing price of the Shares was $31 per Share.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE
          COMMISSION NOR HAS THE COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

         The date of this prospectus is April 15, 1999.


                    TABLE OF CONTENTS


                                             Page

Available Information                           3

Incorporation of Certain Documents by Reference 3

Seller Security Holders                         4

Plan of Distribution                            7

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Security Holders. Neither the delivery of this Prospectus nor any sale made through its use shall imply that there has been no change in the affairs of the Company since the date hereof.

                      AVAILABLE INFORMATION

     The Company is subject to certain of the informational requirements of the Exchange Act, and, in accordance herewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the following regional offices of the Commission: Southeast Regional Office in Miami, Florida. Copies of such material can also be obtained at prescribed rates by mail addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. Reports and other information concerning the Company can also be inspected. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. The Company's Common Stock is listed on the NYSE, and reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act with the Commission with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied in the manner and at the sources described above.


     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission, are incorporated herein by reference and made a part hereof:

     (a) The Registrant's Annual Report filed with the Securities and Exchange Commission ("Commission") on March 31, 1999 on Form
10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for year ended
December 31, 1998;

     (b)  The Company's Current Report on Form 8-K filed with the
Commission on February 26, 1999;

     (c)  The description of the Company's common stock ("Common
Stock"), no par value, contained in the registration statement on Form S-14 filed with the Commission on February 17, 1984; and

     (d) All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Prospectus by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person who receives a copy of this Prospectus upon written or oral request to the Company principal executive offices at: Florida East Coast Industries, Inc., 1 Malaga Street, St. Augustine, Florida 32085-1048, Attention: Secretary (telephone (904) 296-8250).


                      SELLING SECURITY HOLDERS

     Each of the Selling Security Holders (each, a "Selling Security Holder") identified below is a holder of non-qualified stock options and/or restricted shares granted by the Company, and this Prospectus covers the possible resale of the Shares issued or issuable upon the exercise of these options or restricted shares.

Robert W. Anestis

     Robert W. Anestis, Chairman of the Board, Chief Executive Officer, and President was granted non-statutory stock options on October 30, 1998 to acquire 400,000 Shares at $29.9375 per share. One fifth of these options shall become exercisable on October 30, 1999, one fifth on October 30, 2000, one fifth on October 30, 2001, one fifth on October 30, 2002, and one fifth on October 30, 2003, or upon the happening of any of the following Accelerating Events as defined in Mr. Anestis' Employment Agreement dated October 30, 1998 ("Accelerating Event(s)"): (i) Mr. Anestis' death or disability, (ii) Mr. Anestis' discharge without cause, (iii) Mr. Anestis' resignation with good reason, or (iv) a change of control of the Company. The options will expire on the earliest of:
November 1, 2008, two years following the effective date of and Accelerating Event or normal retirement, or the effective date of termination for any other reason (but in no event earlier than two years following a change in control). Mr. Anestis was granted non-statutory Supplemental Stock Options on October 30, 1998 to acquire 100,000 Shares at $29.9375 per Share. The Supplemental

 Stock Options expire ten years after the date of grant and become exercisable upon the earlier of: (i) the first date on which the average closing price of the Company's Common Stock over 20 consecutive trading days was at least $50.00 per share, (ii) the occurrence of an Accelerating Event, or (iii) December 1, 2003.
Mr. Anestis will receive 40,000 Shares ("Restricted Shares") of the Company's Common Stock whereby the Restricted Shares may not be transferred except (i) by will or through descent, (ii) upon the happening of an Accelerating Event, or (iii) according to the following schedule: 20% of the Restricted Shares may be transferred on October 30, 1999, 40% of the Restricted Shares may be transferred on October 30, 2000, 60% may be transferred on October 30, 2001, 80% may be transferred on October 30, 2002, and 100% may be transferred on October 30, 2003.

Heidi J. Eddins

     Heidi J. Eddins, Secretary and General Counsel of the Company, was granted non-statutory stock options on February 2, 1999 to acquire 50,000 Shares at $27.4375 per share. One fifth of these options shall become exercisable on February 2, 2000, one fifth on February 2, 2001, one fifth on February 2, 2002, one fifth on February 2, 2003, and one fifth on February 2, 2004, or upon the happening of any of the following Accelerating Events as defined in Ms. Eddins' Employment Agreement dated February 2, 1999 ("Accelerating Event(s)"): (i) Ms. Eddins' death or disability,
(ii) Ms. Eddins' discharge without cause, (iii) Ms. Eddins' resignation with good reason, or (iv) a change of control of the Company. The options will expire on the earliest of: February 2, 2009, two years following the effective date of an Accelerating Event or normal retirement, or the effective date of termination for any other reason (but in no event earlier than two years following a change in control). Ms. Eddins will receive 5,000 Shares ("Restricted Shares") of the Company's Common Stock, whereby these Restricted Shares may not be transferred except (i) by will or through descent, (ii) upon the happening of an Accelerating Event, or (iii) according to the following schedule: 20% of the Restricted Shares may be transferred on February 2, 2000, 40% of the Restricted Shares may be transferred on February 2, 2001, 60% may be transferred on February 2, 2002, 80% may be transferred on February 2, 2003, and 100% may be transferred on February 2, 2004.


Robert F. MacSwain

     Robert F. MacSwain, Executive Vice President- Special Projects, was granted non-statutory stock options on February 2, 1999 to acquire 75,000 Shares at $27.4375 per share. One fifth of these options shall become exercisable on February 2, 2000, one fifth on February 2, 2001, one fifth on February 2, 2002, one fifth on February 2, 2003, and one fifth on February 2, 2004, or upon the happening of any of the following Accelerating Events as defined in Mr. MacSwain's Employment Agreement dated February 2, 1999 ("Accelerating Event(s)"): (i) Mr. McSwain's death or disability,
(ii) Mr. MacSwain's discharge without cause, (iii) Mr. MacSwain's resignation with good reason, or (iv) a change of control of the Company. The options will expire on the earliest of: February 2, 2009, two years following the effective date of an Accelerating Event or normal retirement, or the effective date of termination for any other reason (but in no event earlier than two years following a change in control). Mr. MacSwain will receive 7,500 Shares ("Restricted Shares") of the

 Company's Common Stock, whereby these Restricted Shares may not be transferred except (i) by will or through descent, (ii) upon the happening of an Acceleratig Event, or (iii) according to the following schedule: 20% of the Restricted Shares may be transferred on February 2, 2000, 40% of the Restricted Shares may be transferred on February 2, 2001, 60% may be transferred on February 2, 2002, 80% may be transferred on February 2, 2003, and 100% may be transferred on February 2, 2004.

Carl F. Zellers

     Carl F. Zellers, a director of the Company, was granted a non-statutory stock option on October 6, 1998 to acquire a total of 30,000 Shares at $27.375. As of Mr. Zeller's retirement date on December 31 1998, the non-statutory stock option is immediately exercisable. The option expires on December 31, 2003.

J.J. Parrish, III

          J.J. Parrish, III, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Parrish completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

R.S. Ellwood

     R.S. Ellwood, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Ellwood completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

J. N. Fairbanks

     J. N. Fairbanks, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Fairbanks completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

A. C. Harper

     A.C. Harper, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Harper completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

W. L. Thornton

     W.L. Thornton, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Thornton completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

Adolfo Henriques

     Adolfo Henriques, a director of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 2,000 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Henriques completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

G. P. West

     G. P. West, Treasurer of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 9,003 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. West completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.

T. Neal Smith

     T. Neal Smith, Vice President of the Company, was granted a non-statutory stock option on July 15, 1998 to acquire a total of 11,227 Shares at $29.375. This non-statutory stock option will become exercisable when Mr. Smith completes 12 months of continuous service from the date of grant. The option expires on July 15, 2008.


                     PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The securities offered hereby may be sold by a Selling Security Holder acting as a principal for his own account through market transactions on the NYSE, in one or more negotiated transactions at negotiations prices, or otherwise. The sale of such securities may be offered to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of underwriters discounts, commissions or concessions from a Selling Security Holder and/or the purchasers of the securities for whom they act as agent. A Selling Security Holder and any underwriters, brokers or dealers, that participate in the distribution of the securities may, the Company not so conceding, be deemed to be underwriters and any compensation received by them and any provided pursuant to the sale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation by Reference.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (a) The Registrant's Annual Report filed with the Securities and Exchange Commission ("Commission") on March 31, 1999 on Form
10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for year ended
December 31, 1998;

     (b)  The Company's Current Report on Form 8-K filed with the
Commission on February 26, 1999;

     (c)  The description of the Company's common stock ("Common
Stock"), no par value, contained in the registration statement on Form S-14 filed with the Commission on February 17, 1984; and

     (d) All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

          Item 4.   Description of Securities.

          For a description of the securities to be offered under the Plan, please refer to registration statement Form S-14 filed with the Commission on February 17, 1984 incorporated hereto by reference. On May 26, 1998, the shareholders approved an increase in the number of authorized shares from 9,360,000 to 50,000,000, approved a 4-for-1 stock split, and changed the par value from $6.25 per share to no par.

          Item 5.   Interests of Named Experts and Counsel.

     None.

          Item 6.   Indemnification of Directors and Officers.

     Article IV of the Bylaws, as amended, of the Registrant, a Florida corporation, provides for the indemnification of directors and officers to the fullest extent permitted by the Florida Business Corporation Act. In addition, the Bylaws provide for indemnification when a person is threatened to be made a party or otherwise involved in any action, suit or proceeding.

     Section 607.0850 of the Florida Business Corporation Act authorizes indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

     If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

     Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     The Registrant maintains an errors and omissions liability policy for the benefit of its officersand directors, which may cover certain liabilities of such individuals to the Registrant.

          Item 7.   Exemptions From Registration Claimed.

     Not Applicable.

          Item 8.   Exhibits.

         S-K
      Item 601

          5     Opinion regarding legality of shares to be offered.

         23(i)   Consent of Experts and Counsel: KPMG LLP

    23(ii) Consent of Experts and Counsel: Rogers, Towers, Bailey, Jones & Gay, P.A. (included in Exhibit 5)

     24    Power of Attorney authorizing execution of registration
statement of Form S-8 on behalf of certain directors of Registrant.

         99    Articles of Amendment to the Corporation's charter
filed June 5, 1998.

          Item 9.   Undertakings.

               (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 6 --- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Augustine, State of Florida, on this 15th day of April, 1999.
                              FLORIDA EAST COAST INDUSTRIES, INC.

                              By:  /s/ Robert W. Anestis
                                   Chairman, President, and CEO

                              By:  /s/ T. Neal Smith
                                    Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature               Title                  Date
     *                 Director               April 15, 1999
J. Nelson Fairbanks

     *                 Director               April 15, 1999
J.C. Belin

     *                 Director               April 15, 1999
A.C. Harper

     *                 Director               April 15, 1999
Adolfo Henriques

     *                 Director               April 15, 1999
J.J. Parrish, III

     *                  Director              April 15, 1999
W.L. Thornton

     *                  Director              April 15, 1999
R.S. Ellwood

     *                  Director              April 15, 1999
P.S. Rummell

*  By T.N. Smith on April 15, 1999 under Power of Attorney.

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